UNITED STATES                     --------------------------------------
SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
   WASHINGTON, D.C.  20549                --------------------------------------
                                          OMB Number.................3235-0167
                                          Expires: November 30, 1989
                                          Estimated average burden
                                          hours per response..............1.50
                                          --------------------------------------


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 COMMISSION FILE NUMBER 33-63616
                                                                        --------

                      The National Collegiate Trust 1996-S2
                      -------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  c/o Delaware Trust Capital Management, Inc.,
                  900 Market Street, Wilmington, Delaware 19801
                  ---------------------------------------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

        7.30% Class A Collateralized Student Loan Bonds, Series 1996-S2 and 8.15 Class B Collateralized Student Loan Bonds, Series 1996-S2
       ------------------------------------------------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

--------------------------------------------------------------------------------
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

    Rule 12g-4(a)(1)(i)       |_|           Rule 12h-3(b)(1)(i)         |_|
    Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)        |_|
    Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)         |_|
    Rule 12g-4(a)(2)(ii)      |_|           Rule 12h-3(b)(2)(ii)        |_|
                                            Rule 15d-6                  |X|

                     APPROXIMATE NUMBER OF HOLDERS OF RECORD
   AS OF THE CERTIFICATION OR NOTICE DATE: 3 (three). (2 Class A, 1 Class B.)
                                           ----------------------------------

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE NATIONAL COLLEGIATE TRUST 1996-S1 HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:JANUARY 13, 1997          By: Delaware Trust Capital Management, Inc.,
     ----------------          not in its individual capacity but solely as
                               Owner Trustee
                               By:/s/ Richard N. Smith
                                  --------------------
                               Name: Richard N. Smith, Vice President

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.